                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

  Filed by the registrant [X]
  Filed by a party other than the registrant [ ]
  Check the appropriate box:
  [ ] Preliminary proxy statement       [ ] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2)
  [X] Definitive proxy statement
  [ ] Definitive additional materials
  [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           BELL ATLANTIC CORPORATION
                (Name of Registrant as Specified in its Charter)

                           BELL ATLANTIC CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
  [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [ ] $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transactions applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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  [ ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

  (1) Amount previously paid:

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  (2) Form, schedule or registration statement no.:

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  (3) Filing party:

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  (4) Date filed:

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  (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                              LOGO
--------------------------------------------------------------------------------

                         NOTICE OF 1996 ANNUAL MEETING
                                 OF SHAREOWNERS

February 28, 1996

     The 1996 Annual Meeting of Shareowners of Bell Atlantic Corporation (the "Company") will be held at The Playhouse Theatre, DuPont Building, 10th & Market Streets, Wilmington, Delaware, on Friday, April 26, 1996, from 3 p.m. to approximately 5 p.m., for the following purposes:

        1.  To elect fifteen directors for the ensuing year;

        2. To ratify the appointment of independent accountants to audit the Company's accounts for the year 1996;

        3. To vote upon amendments to the Bell Atlantic Stock Compensation Plan for Outside Directors; and

        4. To act upon such other matters, including shareowner proposals, as may properly come before the meeting.

     Holders of the Company's common stock of record at the close of business on February 28, 1996 will be entitled to vote at the Annual Meeting or any adjournment thereof. A list of such shareowners will be available for inspection by shareowners of record during regular business hours at the offices of Bell Atlantic - Delaware, Inc., 901 Tatnall Street, Wilmington, Delaware, for ten days prior to the date of the Annual Meeting. Any shareowner wishing to inspect the list should make an appointment to do so with the Vice President - Corporate Secretary and Counsel, Bell Atlantic Corporation, 1717 Arch Street, 32nd Floor, Philadelphia, PA 19103.

     The Playhouse Theatre is accessible to all shareowners. A sign language interpreter will be provided if any shareowner so requests of the Vice President - Corporate Secretary and Counsel by April 5, 1996.

By Order of the Board of Directors

P. Alan Bulliner
Vice President - Corporate Secretary and Counsel

         PLEASE SIGN AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED
            ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL
              MEETING. SHAREOWNERS WILL BE ADMITTED TO THE ANNUAL
                MEETING UPON PRESENTATION OF PROOF OF OWNERSHIP.
                  FOR SHAREOWNERS WHO OWN STOCK HELD BY BANKS,
                   BROKERS, OR INVESTMENT PLANS, EXAMPLES OF
                    PROOF OF OWNERSHIP WOULD INCLUDE A 1996
                        BROKERAGE STATEMENT OR A LETTER
                            FROM THE BANK OR BROKER.

                                PROXY STATEMENT

CONTENTS                                                                                   PAGE
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Voting Procedures                                                                             1
-----------------------------------------------------------------------------------------------
Election of Directors                                                                         1
-Item A on Proxy Card
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Ratification of Independent Accountants                                                       6
-Item B on Proxy Card
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Amendments to the Bell Atlantic Stock Compensation Plan for Outside Directors                 6
-Item C on Proxy Card
-----------------------------------------------------------------------------------------------
Proposals of Shareowners                                                                      7
-Items D, E, F, and G on Proxy Card
-----------------------------------------------------------------------------------------------
Other Business                                                                               10
-----------------------------------------------------------------------------------------------
Executive Compensation                                                                       11
-----------------------------------------------------------------------------------------------
Submission of Shareowner Proposals and Director                                              20
Nominations for 1997 Annual Meeting
-----------------------------------------------------------------------------------------------
Proxy Solicitation                                                                           20
-----------------------------------------------------------------------------------------------

-Items scheduled to be voted on at the Annual Meeting.

                           BELL ATLANTIC CORPORATION
                    1717 ARCH STREET, PHILADELPHIA, PA 19103

VOTING PROCEDURES---------------------------------------------------------------

     This proxy statement and the accompanying proxy card or proxy/voting instruction card (either, the "proxy card") are being mailed beginning on or about March 6, 1996, to holders of record of common stock, par value $1.00 per share, of Bell Atlantic Corporation (the "Company" or "Bell Atlantic") in connection with the solicitation of proxies by the Board of Directors for the Company's 1996 Annual Meeting of Shareowners. The record date for the Annual Meeting is the close of business on February 28, 1996. On that date, approximately 437,816,000 shares of common stock were outstanding, each of which is entitled to one vote at the Annual Meeting.
     When a proxy card is returned properly signed, the shares represented will be voted in accordance with the shareowner's directions. If the proxy card is signed and returned without directions, the shares will be voted as recommended by the Directors. A shareowner giving a proxy may revoke it at any time before it is voted at the Annual Meeting, by written notice to the Secretary, by submission of a proxy bearing a later date, or by casting a ballot at the Annual Meeting.
     The holders of one-third of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Assuming a quorum is present, the fifteen nominees for Director receiving the highest number of votes will be elected. For Items B, D, E, F and G, the affirmative vote of a majority of shares present in person or by proxy and voting on a matter is necessary for approval. For Item C, the proposal to amend the Bell Atlantic Stock Compensation Plan for Outside Directors, Securities and Exchange Commission rules specify that a majority of shares present in person or by proxy and entitled to vote is necessary for approval. Shares represented by proxies which are marked "abstain" for Items B, D, E, F and G on the proxy card and proxies which are marked to deny discretionary authority on other matters will not be included in the vote totals for those items and, therefore, will have no effect on the vote. Shares represented by proxies which are marked "abstain" for Item C will have the same effect as a vote "against" Item C. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.
     If a shareowner is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan ("DRSPP"), the proxy card covers the number of full shares registered in the name of the Company in the participant's plan account and will serve as voting instructions for such shares. If a shareowner is a participant in the Company's 1976 Employee Stock Ownership Plan ("1976 ESOP"), Savings Plan for Salaried Employees, or Savings and Security Plan (Non-Salaried Employees), the proxy card will similarly serve as voting instructions for the trustees of those Plans, if accounts are registered in the same name. Shares in DRSPP and the 1976 ESOP cannot be voted unless the proxy card is signed and returned. If proxy cards representing shares in the two Savings Plans are not returned, those shares will be voted in the same proportion as the shares for which signed proxy cards are returned by other participants in those Plans.

ELECTION OF DIRECTORS-----------------------------------------------------------
ITEM A ON PROXY CARD

     Each of the fifteen nominees named on the following pages has been nominated for election as a Director of the Company to serve until the 1997 Annual Meeting of Shareowners, or until his or her successor has been duly elected and qualified. Each nominee is currently a Director. If so authorized, the persons named in the accompanying proxy card intend to vote for the reelection of each nominee. Shareowners who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card.
     Mr. Pfeiffer was elected as a Director on January 23, 1996. Messrs. Copeland and Marous will retire from the Board on April 25, 1996 in accordance with the Board's mandatory retirement policy and, therefore, are not nominees for reelection. The Board has determined that, effective with these retirements, the Board shall have fifteen members.
     If one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors. If no substitute is designated, the size of the Board may be reduced. The Board knows of no reason why any of the nominees will be unavailable to serve.
     There follows a brief description of each nominee's principal occupation and business experience, age and directorships held in other corporations. The nominees' ownership of the Company's common stock is listed on page 17.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
IDENTIFIED ON THE FOLLOWING PAGES.

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NOMINEES

[PHOTO] WILLIAM W. ADAMS, Retired Chairman of the Board, Armstrong World Industries, Inc., since 1994; Chairman of the Board (1993-1994); President and Chairman of the Board (1988-1993). Director of Bell Atlantic since 1993. Age 61.

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[PHOTO]          WILLIAM O. ALBERTINI, Executive Vice President and Chief
                 Financial Officer, Bell Atlantic Corporation, since 1995; Vice President and Chief Financial Officer (1991-1995). Director of American Water Works Company, Inc.; Compass Capital Funds; Grupo Iusacell, S.A. de C.V. Director of Bell Atlantic since 1995. Age 52.

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[PHOTO]          LAWRENCE T. BABBIO, JR., Vice Chairman, Bell Atlantic
                 Corporation, since 1995; Executive Vice President and Chief Operating Officer (1994-1995); Chairman, Chief Executive Officer and President, Bell Atlantic Enterprises International, Inc. (1991-1994). Director of Compaq Computer Corporation; Grupo Iusacell, S.A. de C.V. Director of Bell Atlantic since 1995. Age 51.

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[PHOTO]          THOMAS E. BOLGER, Chairman of the Executive Committee of the
                 Board of Directors, Bell Atlantic Corporation, since 1983; Chairman of the Board (January-June 1989); Chairman of the Board and Chief Executive Officer (1983-1988). Director of Ashland, Inc. Director of Bell Atlantic since 1983. Age 68.

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[PHOTO]          FRANK C. CARLUCCI, Chairman, The Carlyle Group (merchant
                 banking), since 1993; Vice Chairman (1989-1993). Secretary of Defense, United States of America (1987-1989). Director of Ashland, Inc.; BDM International, Inc.; CB Commercial Real Estate Group, Inc.; General Dynamics Corporation; Kaman Corporation; Neurogen Corporation; Northern Telecom Ltd.;
                 The Quaker Oats Co.; SunResorts Ltd.; Texas Biotechnology Corporation; Pharmacia & Upjohn, Inc. Westinghouse Electric Corporation. Director of Bell Atlantic since 1989. Age 65.

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[PHOTO]          JAMES G. CULLEN, Vice Chairman, Bell Atlantic Corporation,
                 since 1995; President (1993-1995); President and Chief Executive Officer, Bell Atlantic - New Jersey, Inc. (1989-1993). Director of Johnson & Johnson; Prudential Life Insurance Company. Director of Bell Atlantic since 1995. Age 53.

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[PHOTO]          JAMES H. GILLIAM, JR., Executive Vice President and General
                 Counsel, and Member of the Executive Committee, Beneficial Corporation (financial services), since 1992; Executive Vice President, General Counsel and Secretary (1989-1991). Director of Beneficial Corporation; Beneficial National Bank; Delmarva Power & Light. Trustee of Howard Hughes Medical Institute. Director of Bell Atlantic since 1989. Age 50.

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[PHOTO]          THOMAS H. KEAN, President, Drew University, since 1990.
                 Governor, State of New Jersey (1982-1990). Director of Amerada Hess Corporation; ARAMARK Corporation; Beneficial Corporation; Fiduciary Trust Company International; United Healthcare Corporation. Director of Bell Atlantic since 1990. Age 60.

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[PHOTO]          JOHN F. MAYPOLE, Managing Partner, Peach State Real Estate
                 Holding Company, Corporate Director and Consultant, since 1984. Director of Blodgett Corporation; Briggs Industries, Inc.; Dan River, Inc.; Davies, Turner & Co.; Igloo Holdings, Inc. Director of Bell Atlantic since 1983. Age 56.

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[PHOTO]          JOSEPH NEUBAUER, Chairman of the Board, President and Chief
                 Executive Officer, ARAMARK Corporation (services management), since 1984. Director of ARAMARK Corporation; Federated Department Stores; First Union Corporation; Penn Mutual Life Insurance Company. Director of Bell Atlantic since 1995. Age 54.

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[PHOTO]          THOMAS H. O'BRIEN, Chairman and Chief Executive Officer, PNC
                 Bank Corp., since 1992; Chairman, President and Chief Executive Officer (1988-1991). Director of PNC Bank Corp.; Hilb, Rogal and Hamilton Company. Director of Bell Atlantic since 1987. Age 59.

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[PHOTO]          ECKHARD PFEIFFER, President and Chief Executive Officer, Compaq
                 Computer Corporation, since 1991; Executive Vice President and Chief Operating Officer (January 1991-October 1991); President, Europe and International Division (1989-1990). Director of Compaq Computer Corporation; U.S. Advisory Board of Bayerische Motoren Werke AG (BMW). Director of Bell Atlantic since January 1996. Age 54.

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[PHOTO]          ROZANNE L. RIDGWAY, Co-Chair, The Atlantic Council of The
                 United States (a private foreign policy institute), since 1993; President (1989-1992). Assistant Secretary of State for Europe and Canada (1985-1989). Director of The Boeing Company; Citicorp and Citibank; Emerson Electric Company; Minnesota Mining and Manufacturing Company; RJR Nabisco; Sara Lee Corporation; Union Carbide Corp. Director of Bell Atlantic since 1990. Age 60.

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[PHOTO]          RAYMOND W. SMITH, Chairman of the Board and Chief Executive
                 Officer, Bell Atlantic Corporation, since 1989. Director of CoreStates Financial Corporation; USAir Group, Inc. Director of Bell Atlantic since 1985. Age 58.

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[PHOTO]          SHIRLEY YOUNG, Vice President, Consumer Market Development,
                 General Motors Corporation, since 1988. Director of The Bombay Company, Inc.; Harrah's Entertainment, Inc.; Consultant Director of Dayton Hudson Corporation. Director of Bell Atlantic since 1986. Age 60.

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                                       4

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors (the "Board") held ten meetings in 1995. The Board has established an Executive Committee, an Audit Committee, a Human Resources Committee, a Finance Committee, and a Committee on Directors.
     The Executive Committee, which held no meetings in 1995, has the authority during the intervals between meetings of the Board to exercise the powers of the Board, except for certain powers reserved exclusively to the Board. Messrs. Bolger (Chair), Copeland, Kean, Marous, Maypole and Smith are the current members of the Committee.
     The Audit Committee, which met five times in 1995, is responsible for periodically reviewing the objectivity and results of audit programs of the Company, recommending to the Board each year the firm of independent accountants for appointment as auditors for the Company, meeting with the independent auditors to consider the scope of their activities and findings, meeting with appropriate officers of the Company to consider the Company's internal audit program and findings, overseeing the Company's Integrity and Ethics Compliance Program, and considering such other matters relating to the effectiveness of the internal and external audits of the accounts of the Company as the Committee may determine to be warranted. Messrs. Copeland (Chair), Adams, Gilliam, Maypole and Neubauer, and Ms. Ridgway are the current members of the Committee.
     The Human Resources Committee, which met seven times in 1995, is responsible for overseeing the management of human resources activities of the Company, including the determination of compensation for senior management and the design of pension, savings and certain other employee benefit plans. Messrs. Marous (Chair), Kean and Maypole, and Ms. Young are the current members of the Committee.
     The Finance Committee, which met six times in 1995, is responsible for making recommendations to the Board concerning investment policy and methods of financing the operations of the Company and its subsidiaries, overseeing investments of the Company's employee benefit plans, and evaluating new business and investment opportunities. Messrs. Maypole (Chair), Bolger, Carlucci, Copeland, Kean and O'Brien are the current members of the Committee.
     The Committee on Directors, which met four times in 1995, is responsible for recommending candidates for nomination to the Board and reviewing and making recommendations regarding compensation of Directors who are not employees of the Company ("Outside Directors"). The Committee is authorized to consider nominees recommended by shareowners. Shareowners who wish to propose director candidates for consideration by the Committee may do so by writing to the Secretary, giving the candidate's name, biographical data and qualifications. Messrs. Kean (Chair), Copeland and Gilliam, Ms. Ridgway and Ms. Young are the current members of the Committee.
     The Directors attended over 90 percent of their Board and assigned Committee meetings in the aggregate in 1995.

COMPENSATION OF OUTSIDE DIRECTORS

     All Outside Directors receive an annual retainer of $27,000 and a fee of $1,250 for each Board and Committee meeting attended. Committee chairpersons are paid an additional annual retainer of $5,000. Directors who are employees receive no remuneration for serving as members of the Board or as members of Committees of the Board.
     Directors may elect to defer the receipt of all or a part of their fees and retainers under the Bell Atlantic Deferred Compensation Plan for Outside Directors ("Outside Directors' Deferral Plan"). Amounts so deferred may be allocated to a cash deferral account, which earns interest, compounded monthly, at a rate determined by reference to 10-year United States Treasury notes, or to a stock deferral account, which is credited with share equivalents of Company stock having a value equal to the amount deferred, and which accrues additional shares of Company stock based on dividends paid, or they may divide their deferred payments between the two accounts.
     The Bell Atlantic Retirement Plan for Outside Directors ("Retirement Plan") provides retirement benefits for certain Outside Directors. In order to be eligible for a benefit, a Director must have served for an aggregate of five years as an Outside Director on the Board of the Company or on the board of directors of a subsidiary telephone company. The normal benefit is an annual amount equal to 10 percent of the annual Board retainer payable to a participating Director at the date of retirement, multiplied by the Director's aggregate years of service as an Outside Director up to a maximum of 10 years. A participating Director is eligible to receive a retirement benefit at the later of age 65 or the date of retirement. Benefits beginning before age 65, or deferred to age 70, are actuarially adjusted.

     In November 1995, the Board voted to discontinue the Retirement Plan, effective for Outside Directors initially elected to the Board after January 1, 1996. In January 1996, each Outside Director who was a participant in the Retirement Plan was given a one-time election to forfeit all benefits accrued under the Retirement Plan in exchange for a one-time, transitional grant of stock options, and eligibility to receive an annual grant of 1,500 stock options, each as more fully described below.
     Pursuant to the Bell Atlantic Stock Compensation Plan for Outside Directors (the "Stock Compensation Plan for Outside Directors" or the "Plan"), each Outside Director is entitled to receive an annual grant of options to purchase 1,000 shares of Company stock. Shareowners are being asked to approve amendments to the Stock Compensation Plan for Outside Directors that were adopted by the Board in November 1995 in connection with the discontinuation of the Retirement Plan. The amendments, effective January 1996, provide for (i) an additional annual grant of 1,500 stock options to each Outside Director who does not participate in the Retirement Plan and (ii) a one-time grant of stock options to each Outside Director who elected to irrevocably forfeit all benefits accrued under the Retirement Plan for service prior to January 1996.
     Outside Directors are also furnished life insurance coverage and business related travel accident insurance. The total premiums paid by the Company for such insurance coverage for all Outside Directors in 1995 were $5,386.
     In 1989, the Board adopted the Bell Atlantic Corporation Directors' Charitable Giving Program, pursuant to which the Company is obligated to contribute an aggregate of $500,000 to one or more charitable organizations or educational institutions designated by Directors who meet certain eligibility requirements, upon the Director's death, either while serving on the Board or after retirement from the Board. Designated donees are subject to Company review. The Program was discontinued, effective for Directors initially elected after 1992.

RATIFICATION OF INDEPENDENT ACCOUNTANTS-----------------------------------------
ITEM B ON PROXY CARD

     The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P., Certified Public Accountants, as independent accountants to conduct an audit of the accounts of the Company for the year 1996. If the appointment is not ratified by shareowners, the Audit Committee may reconsider its recommendation. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 1996.

AMENDMENTS TO THE BELL ATLANTIC STOCK COMPENSATION
PLAN FOR OUTSIDE DIRECTORS
            --------------------------------------------------------------------
ITEM C ON PROXY CARD

     The Bell Atlantic Stock Compensation Plan for Outside Directors (the "Stock Compensation Plan for Outside Directors" or the "Plan") provides for an annual grant of options to purchase 1,000 shares of Company stock to each Outside Director. The purpose of the Plan is to further align the interests of the Company's Outside Directors with the interests of the Company's shareowners.
     Shareowners are being asked to approve amendments to the Plan which were adopted by the Board in November 1995 in connection with the Board's decision to discontinue the Retirement Plan, effective for Outside Directors first elected to the Board after January 1, 1996.
     Subject to shareowner approval, the Board amended the Stock Compensation Plan for Outside Directors in November 1995 to provide for (i) an additional annual grant, beginning in January 1996, of options to purchase 1,500 shares of Company stock to each Outside Director who does not participate in the Retirement Plan, and (ii) a one-time grant of stock options to each Outside Director as of December 31, 1995 who elected in January 1996 to irrevocably forfeit all benefits accrued under the Retirement Plan. Each Outside Director will continue to be eligible to receive an annual grant of 1,000 stock options.
     As a result of these amendments, on January 22, 1996, each Outside Director who was not then a participant in the Retirement Plan was granted options to purchase 1,500 shares of Company stock, subject to shareowner approval. The amount of the grant was determined by dividing the Black-Scholes value, as of January 1996, of a Bell Atlantic stock option into $12,000 (rounded to the nearest 100 shares). Each Outside Director who elected to irrevocably forfeit all benefits accrued under the Retirement Plan received a one-time grant of options to purchase

Company stock, subject to shareowner approval. Each such transitional grant comprised 1,500 stock options for each year of service as an Outside Director of the Company and any of its operating telephone subsidiaries as of January 1996.
     Under the Plan, all options are granted at an exercise price equal to the fair market value on the date of grant, become exercisable on the first anniversary of the date of grant, and expire no later than the tenth anniversary of the date of grant. The Plan also provides for the acceleration of exercisability and expiration dates in the event of an Outside Director's death, disability or retirement. There are no tax consequences to the Outside Director or the Company resulting from the grant of a stock option. On exercising an option, the Outside Director will realize ordinary income to the extent the market value of the stock exceeds the exercise price, and the Company may claim a tax deduction of like amount.
     The Board may amend the Plan at any time, including the number of options to be granted under the Plan; provided, however, that any amendment will be submitted for shareowner approval if, in the opinion of counsel, such approval is necessary to continue the exemption of grants under the Plan from the short-swing trading provisions of Section 16 of the Securities Exchange Act of 1934, or to preserve the status of the Outside Directors as "disinterested administrators" of the Company's executive compensation plans for purposes of
Section 16.
     The closing price per share of the Company's common stock on February 15, 1996, as reported on the New York Stock Exchange Composite Tape, was $70 1/4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSALS OF SHAREOWNERS
           ---------------------------------------------------------------------
ITEM D ON PROXY CARD

     Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, DC 20037, who owns 120 shares of the Company's common stock, has stated that she intends to submit the following proposal at the Annual Meeting:
     "RESOLVED: That the shareholders recommend that the Board take the necessary steps that Bell Atlantic specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.
     REASONS: In support of such proposed Resolution, it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management. Last year the owners of 39,178,568 shares, representing approximately 13.4% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this proposal."

BOARD OF DIRECTORS' POSITION

     The Board does not believe that adoption of the proposal would impart any meaningful additional information to shareowners. The Board believes that the disclosure requirements of the Securities and Exchange Commission ("SEC") currently provide shareowners with sufficient information with respect to compensation matters. In accordance with SEC rules, the Company provides detailed information in its proxy statement regarding the compensation of its most highly compensated executive officers, including the terms and conditions of any contractual arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM E ON PROXY CARD

     Mr. Lee Hammond, 300 Commodore Drive, Hampton, VA 23669, who owns 401 shares of the Company's common stock, has stated that he intends to submit the following proposal at the Annual Meeting:
     "RESOLVED: That the shareholders of Bell Atlantic Corporation request that the Board of Directors require members of the Board of Directors, and all candidates for election to the Board, to attend the annual shareholders meeting so that they may personally respond to questions from shareholders during the course of the meeting on any subject which may pertain to their past or future responsibilities as a director of the Company.

     STATEMENT OF SUPPORT: In the American system of corporate governance, the board of directors is the primary means by which shareholders may influence corporate affairs and assure the accountability of management. Yet, the shareholders of our Corporation presently have no periodic and recognized opportunity to address questions to, or to receive answers from, either the incumbent directors of the Board, or the persons who are candidates for election to that body. As a result, we are usually required to act on matters that come before the meeting, and to vote for directors, without any prior knowledge of their views on corporate governance, executive compensation, past Board decisions, or matters that may come before the Board in the future.
     The implementation of this resolution would improve director accountability by providing shareholders with an opportunity to question members of the board, and candidates for election to the board on any subject which may pertain to their past or future responsibilities as a director of the Corporation."

BOARD OF DIRECTORS' POSITION

     The Board believes that this proposal is unnecessary. Although there is no requirement -- legal or otherwise -- that a Director attend the Company's Annual Meeting of Shareowners, in practice, it has indeed been rare that a Director has missed an Annual Meeting of Shareowners. Since the Company's inception, the few instances in which a Director has been unable to attend an Annual Meeting have been due to either illness or an unavoidable business conflict. The date of the Annual Meeting of Shareowners is set over a year in advance in order to minimize conflicts. Instituting a formal requirement that a Director attend the Annual Meeting is unnecessary and would have no impact on absences due to illness or unavoidable business conflicts.
     The Board also believes that instituting a formal requirement that Board members personally respond to questions on any subject that may pertain to their past or future responsibilities as a Director is unnecessary. Currently, the Chairman of the Meeting and the individual Board members exercise their judgment as to whether it is appropriate for an individual Director to address a question raised at the Annual Meeting. Given the vagueness of the standard set forth in the proposal -- i.e., "any subject that may pertain to their past or future responsibilities as a Director" -- the Chairman of the Meeting and the individual Directors would still have to exercise their judgment as to whether it would be appropriate for an individual Director to respond to any given question raised at the Annual Meeting.
     Most importantly, each Board member is fully committed to doing all that is necessary to fulfill his or her legal and fiduciary responsibilities to shareowners. The Board does not believe that implementation of this proposal would result in any meaningful enhancement to the Company's current corporate governance practices.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM F ON PROXY CARD

     Mr. Robert Kopach, 4309 San Carlos Drive, Fairfax, VA 22030, who owns 900 shares of the Company's common stock, has stated that he intends to submit the following proposal at the Annual Meeting:
     "RESOLVED: I recommend that the current Short and Long Term Incentive awards for executive officers be abolished. The only incentive award to be awarded would be tied proportionately to the price of the stock at end of the year. Example: if stock price is up 20% at end of year, then the incentive award would be 20% of salary.
     REASONS:
     1. Management is adequately compensated as illustrated in the cash compensation table. Executive officers should only receive extra compensation if stock price is up -- that's the incentive. They are rewarded as are the shareholders if stock price is up.
     2. Under the current Short Term Incentive Award, the executive officers are being compensated from 50% to over 100% of their salary. This is ridiculous and excessive. The stock price certainly hasn't increased significantly over the last few years.
     3. There is no need for any Long Term Incentive Package. The yearly incentive package tied to the price of the stock would adequately compensate the executive officers. How many times do you want to get paid for the same job? Enough please!
     4. We need to bring some justice and equity back to the work place. There is too big of a gap between what the executive officers make and the pay of the average worker. This is an insult to the average worker. The pay the executive officers make in a few years far exceeds the average workers total lifetime or career earnings. This big gap in pay difference is undermining the work ethic of the average worker and will have an impact on the Company.

     5. The executive officers and board of directors forget that they work for the shareholders. They talk about shareholder value and keep downsizing the Company. Let's start at the top. If you can't downsize your own salary and incentives let's not go any further.
     6. The executive officers with their big pay packages have put themselves so high up on their pedestals they don't hear or relate to the shareholder.
     7. The media needs to inform and educate the shareholders and the public in advance of proxy materials coming out to win a battle such as this. This is their responsibility to report the news and not worry about possible loss of advertising dollars due to reprisals from the Company.
     8. The only reason management gets away with this abuse of power is because the majority of shareholders don't take the time to read the proxy materials or are too trusting and vote the way the board of directors recommend.
     9. Management needs to be held accountable. Based on my incentive plan executive officers would be justly compensated if stock price performs well.
     10. I could go on and on stating the injustices of the executive officers compensation plan but the point has been made. It is just wrong.
     11. A vote for this proposal will send a clear message to management that they need to be responsive to the shareholder. Let's make it right."

BOARD OF DIRECTORS' POSITION

     As explained in detail in the Report of the Human Resources Committee on Executive Compensation, beginning on page 11 of this proxy statement, compensation of executive officers is set at levels which are intended to be sufficiently competitive with companies of similar size and complexity to permit the Company to attract and retain the best possible individuals. The Company's compensation plans are structured to provide incentives for executive officer performance that results in continuing improvements in the Company's financial and operational results and total return to shareowners over both the short term and the long term. Since a significant portion of incentive compensation is in the form of Company stock or stock options, the amount of value generated for the Company's shareowners is a key factor -- but not the only factor -- in determining the value ultimately realized by executive officers under the plans. In addition to stock price, executive officer compensation is based on a number of factors, including Company financial performance, service quality, customer satisfaction and individual performance. The Human Resources Committee believes that this combination of incentives for executive officer performance is in the best interest of shareowners.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM G ON PROXY CARD

     Mr. Harold and Mrs. Sheila Kurte, 2701 Edgewater Court, Fort Lauderdale, FL 33332, who own 984 shares of the Company's common stock, have stated that they intend to submit the following proposal at the Annual Meeting:
     "Whereas We Believe: The responsible governance of a corporation is directly related to the amount of time and attention that its directors devote to their duties.
     Shareholder interest is best served by a board whose directors can give fully of both their time and talents to the management of this corporation.
     The independence of the board of directors is open to question when its directors hold too many outside directorships and are constrained in their ability to fully contribute to the affairs of the Bell Atlantic Corporation.
     And Whereas: At present there exists at this corporation the condition where certain directors are obviously constrained in their ability to contribute their full and undivided attention to the duties entrusted to them by the shareholders of the corporation.
     In fact according to the 1995 Bell Atlantic Notice of Annual Meeting and Proxy Statement, one director of the corporation served as a director of no less than twelve (12) other for profit corporations.
     Hereby Be It Resolved: No member of the Bell Atlantic Board of Directors may serve on the board of five (5) other for profit corporations. All directors who serve on the board of more than five (5) other for profit corporations have until the 1997 annual meeting to resign from whichever board(s) they see fit. Failing to do so, a director is hereby declared ineligible to serve as a director of the corporation.

SUPPORTING STATEMENT

     We invite the company and its shareholders to endorse this proposal at the 1996 annual meeting. We feel that the adoption of this proposal will eliminate any conflicts, divided loyalties, etc. any director may have.
     We believe given the number of board and committee meetings held by a corporation, it does not behoove the best interests of either the company or its shareholders if its directors serve on the boards of more than a total of 6 for profit corporations.
     We also believe that this proposal will provide the committee on directors of the board of directors increased powers to seek more independent nominees as potential candidates. These nominees will bring fresh insight to the running of the company and contribute to its future success.
     This proposal does not serve to restrict the ability of the corporation's directors of serving as trustees or directors of not for profit organizations (i.e. charities), but hereby encourage it by recognizing the importance of community involvement."

BOARD OF DIRECTORS' POSITION

     The Board believes that the number of other board memberships is not a reliable measure of an individual's level of dedication and contribution to the Bell Atlantic Board. Several of the current members of the Board also serve on the boards of five or more other corporations, and their record of attendance and participation is exemplary. Each of the Company's nominees for Director is fully committed to doing all that is necessary, including devoting unlimited amounts of time, to fulfill his or her legal and fiduciary obligations to the Company's shareowners. These nominees have a proven record of meeting this commitment, and there is nothing in the record of any Board member to support the argument that serving on more than five other boards hampers effectiveness.
     The Committee on Directors of the Board of Directors, in making its recommendations to the Board regarding Director candidates, examines an individual's ability to exercise sound business judgment, reputation for independence of thought and integrity, and his or her willingness to devote the time required to be an effective representative of the shareowners. In determining whether an individual possesses the willingness and ability to devote the time required, the Committee examines the totality of each individual's commitments, including service on other boards and the time demands of the individual's present employment. The Committee also examines the record and reputation of the prospective candidate for meeting commitments and obligations. Without exception, the Committee on Directors has recommended only those candidates fully able to meet their commitment to Bell Atlantic.
     With respect to the argument that a larger number of outside directorships relates in some measure either to a diminished capacity to exercise independence of thought or increased risk of a conflict of interest, the record simply does not support such an argument. The Company carefully monitors other board memberships of each of its Directors and, on the rare occasion when a matter comes before the Board that involves a company of whose board a Bell Atlantic Director is a member, the Board member is excused from the meeting and does not participate in any discussion or vote. Furthermore, the Board believes that independence is not a function of how many boards -- whether profit or non-profit -- on which a person sits, but rather the individual's capacity for independent thought and action and willingness to express a point of view in board deliberations. In other words, independence is a function of character, not of the quantity of other associations.
     Finally, the Board believes that by setting an arbitrary limit on service on other boards, the proposal would put the Company at a competitive disadvantage in developing the Bell Atlantic Board to its full potential. It would limit the potential candidate pool and hinder the Board's ability to enhance its effectiveness through the diversity of experience of each of its members. The experience of Board members gained through service on the boards of other corporations is an asset, not a liability, for our Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

OTHER BUSINESS------------------------------------------------------------------

     The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

EXECUTIVE COMPENSATION----------------------------------------------------------

       REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

     This report is made by the Human Resources Committee of the Board of Directors of Bell Atlantic Corporation (the "HRC"), which is the committee charged with establishing and administering the policies and plans which govern compensation for executive officers, including those individuals listed in the compensation tables in this proxy statement. In the case of those executive officers who are also members of the Board of Directors, the HRC makes recommendations which are subject to approval by non-employee members of the Board.

PHILOSOPHY

     Compensation of executive officers of the Company is set at levels which are intended to be sufficiently competitive with companies of similar size and complexity to permit the Company to attract and retain the best possible individuals. The companies that are included in the comparative analysis of compensation include not only the companies characterized as the "peer group" on page 18 of this proxy statement, but approximately 40 to 60 other companies considered by independent consultants to be appropriate for comparison, based on such factors as revenues and number of employees.
     Each executive officer's compensation is based upon both individual and Company performance. The compensation plans are structured to provide incentives for executive officer performance that results in continuing improvements in the Company's financial results and in total return to shareowners over both the short term and the long term. The plans are also designed to align the interests of the Company's executives and its shareowners by providing for payment of a significant portion of incentive compensation in the form of Company stock or stock options. Thus, the value generated for the Company's shareowners is a key factor in determining the value ultimately realized by executive officers under the plans.

COMPENSATION STRUCTURE

     As may be seen from the Summary Compensation Table (the "Summary Table") included on page 14, the compensation of executive officers in 1995 consisted of four principal parts. As more fully described below, three of the four components are at risk, meaning that the ultimate value of the total compensation depends on factors which include company financial performance, individual performance, and stock price. The fourth component, salary, once established, is not subject to contingency. The HRC regularly reviews each component of executive compensation.
     The HRC annually considers whether to adjust the stated salary midpoint for each of the salary grades applicable to executive officers, usually adjusting each salary grade by the same percentage. The HRC furthermore determines for each salary grade, from time to time, an appropriate target short term incentive bonus under the Company's Short Term Incentive Plan (the "STIP"), derived as a percentage of the salary grade midpoint. The applicable percentage increases from the lower end of the salary grade range up to the salary grade assigned to the Chief Executive Officer.
     In 1990, the HRC established an appropriate aggregate dollar value for long term incentive compensation for each salary grade, consisting of grants of performance shares and stock options under the Company's Performance Share Plan and Stock Option Plan. This aggregate amount for each salary grade was calculated as a percentage of short term cash compensation, consisting of the salary grade midpoint and the target short term award, and was based on comparative market surveys of long term incentive compensation. Once again, the applicable percentage increases at higher salary grades.
     In 1990, the HRC, in order to determine the number of options to grant by salary grade, relied upon an independent survey of long term incentive compensation at 35 major U.S. industrial companies with revenues comparable to the Company's, and a valuation model for stock options which was recommended by an independent compensation consultant. In 1991, the HRC approved a 1991-1995 target grant of performance shares, the dollar value of which was likewise based on the previously described market survey of long term incentive compensation and the value of the 1990 option grants.
     In 1994, the HRC decided to transition to the use of stock options as the sole component of long term compensation. The focus on stock options is designed to provide strong alignment between the interests of executives and shareowners. To determine the appropriate dollar value of stock options to grant by salary grade in

1995, the HRC relied upon a survey of long term compensation at approximately 35 major U.S. industrial companies with revenues comparable to the Company's. The HRC adopted the Black-Scholes method of valuation for determining the appropriate number of stock options to grant by salary grade.
     As a result of the approach described above, a substantial portion of the total compensation structure for executive officers is tied to stock performance, and an even greater portion of total compensation is at risk.

COMPONENTS OF COMPENSATION

     SALARY

     Salaries shown in Column (c) of the Summary Table represent the non-contingent portion of compensation for executive officers for 1995. Changes in salary depend upon such factors as individual performance, the period of time since the last change in the individual's salary or salary grade, whether the individual's current salary is in the lower, middle or upper third of the range for that grade, and the economic and business conditions affecting the Company at the time.

     BONUS

     The amounts shown under "Bonus" in Column (d) of the Summary Table were awarded to the named executive officers, 80 percent in cash and 20 percent in deferred stock, for 1995 pursuant to the STIP. Under the STIP, annual bonuses for executive officers depend upon growth in Earnings Per Share ("EPS") over the prior year; for certain executive officers employed by subsidiaries of the Company, bonuses also depend in part on financial and strategic accomplishments of one or more subsidiaries. Each executive officer's bonus may range from zero to a maximum amount determined by reference to the individual's salary grade.
     At the beginning of each performance year, the HRC establishes a set of "gateway" requirements involving service quality indicators ("SQIs"), and a schedule showing the extent to which bonuses may be reduced or eliminated based on failure to meet achievement levels under approximately 20 SQIs. The SQIs measure satisfaction of specified customer groups with certain categories of service and reliability at periodic intervals throughout the year.
     The HRC also establishes a scale that permits a particular level of EPS growth to be converted into bonus amounts for executive officers at each salary grade. During the year, the HRC may decide to exclude from the determination of the applicable EPS growth the effects of such factors as changes in accounting methods or items considered extraordinary or unusual. The HRC reviews the applicable EPS growth and potential adjustments at each of its meetings and reports regularly to the Board on any adjustments. The final outcome for the year, based on the EPS scale and SQI achievement levels, which is used to determine the STIP for the Chief Executive Officer is also used in determining amounts payable under the annual profit sharing plan applicable to approximately 60 percent of the Company's employees.
     In determining final STIP awards, the HRC may reduce or increase the award for each executive officer based upon individual performance, including significant strategic accomplishments and success in implementing the Company's quality improvement program, least cost principles, and other changes in the Company's corporate culture.
     From time to time, the HRC may make a special award to an executive officer, in addition to the STIP, for extraordinary achievement in furthering the Company's strategic goals.

     PERFORMANCE SHARES

     The amounts shown in Column (g) of the Summary Table as "Long Term Incentive Plan (LTIP) Payouts" represent the value of shares awarded under the Performance Share Plan. Awards may range from zero to a maximum number of shares linked to the executive officer's salary grade. Pursuant to the Performance Share Plan, the shares reflected in the Summary Table were awarded in January 1996, based upon a comparison of the total shareowner return on Company stock with the average (weighted by market capitalization at the beginning of the performance period) of the returns for the peer group (identified under "Stock Performance" on page 18) for the five-year performance period from 1991 through 1995. The shares awarded under the Performance Share Plan in January 1996 were the third of three annual installments that executive officers received for cumulative performance over a five-year period from 1991 through 1995. Averaging procedures were used at the beginning and end of the performance period to ensure that awards were not distorted by temporary factors affecting the stock on a particular starting or ending date. As a result, the performance outcome under the Performance Share Plan may differ slightly from the comparative stock performance shown on the top graph on page
18. Included in each installment under this plan are shares reflecting the quarterly dividends actually paid on Company stock during the performance period, treating such dividend amounts as though they were reinvested in shares of Company stock.
     Authority to make new grants under the Performance Share Plan expired in December 1994. The award under the Performance Share Plan distributed in January 1996 was therefore the final one.

     STOCK OPTIONS

     The last principal component of compensation arises from the Company's grant of stock options under the Company's Stock Option Plan. The HRC sets the number of stock options to be granted based on the recipient's salary grade. All stock options under the Plan are granted at fair market value, and therefore any value which ultimately accrues to executive officers is based entirely on the Company's stock performance and bears a direct relationship to value realized by the Company's shareowners.
     As noted above, the HRC began the transition to the use of stock options as the sole component of long term compensation in 1994, and accordingly increased substantially the target value of annual stock option grants to be awarded at each salary grade. The HRC adopted the Black-Scholes valuation model to determine the appropriate number of stock options to grant according to salary grade.

     STOCK OWNERSHIP GUIDELINES

     In 1994, the HRC adopted stock ownership guidelines for certain key executives. Under the guidelines, the Chief Executive Officer is expected to have an ownership interest in Company stock having a value of at least four times his or her annual salary. Other executives identified by the HRC are expected to have an ownership interest in Company stock having a value of at least three times his or her annual salary. Executives currently subject to the guidelines are expected to reach the minimum recommended ownership levels by October 1997. The HRC monitors compliance with the stock ownership guidelines on an annual basis.

1995 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The plans and policies discussed above were the basis for the 1995 compensation of Raymond W. Smith, the Company's Chairman and Chief Executive Officer. Mr. Smith's 1995 compensation from salary, STIP and the Performance Share Plan was $2,105,300, an increase of 4.7% from the $2,010,800 received in 1994.
     The annual salary shown for Mr. Smith for 1995 in Column (c) of the Summary Table has been in effect since May 1994.
     Mr. Smith's STIP award for 1995 was $1,000,000, out of a possible range of zero to $1,034,800 established for him, and represented a 28.4% increase from the $778,700 received in 1994. In determining the award, the HRC compared (a) the Company's EPS growth from 1994 to 1995, after eliminating the financial consequences of certain extraordinary or unusual events, and (b) benchmarks established in January 1995, and increased Mr. Smith's award by $73,900 for individual performance.
     Mr. Smith was awarded 3,852 Bell Atlantic shares under the Performance Share Plan for the 1991-1995 performance period. This award, worth $262,900 at the date of award, was based on a 49.8% cumulative total shareowner return on the Company's stock for the five-year performance period, compared to the 74.4% average of the cumulative returns of the peer group identified on page 18 for the same period. The dollar value of the performance share award for 1991-1995 was 34.4% lower than the $400,900 value of the Performance Share award for the 1991-1994 interim performance period. The decrease was partially due to adjustments for amounts previously paid for the 1991-1993 and 1991-1994 interim performance periods.
     As shown in the 1995 Option Table, the HRC granted Mr. Smith a total of 158,030 stock options during 1995.

APPLICABLE TAX CODE PROVISION

     The HRC has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. In 1994, shareowners approved an amendment to the Stock Option Plan, the purpose of which was to qualify amounts paid under that plan as "performance-based" compensation which may be excluded from the compensation to be taken into account for purposes of the one million dollar limit. In the HRC's opinion, the modifications to the STIP which would be necessary to similarly qualify payments under the STIP would not be in the Company's best interest. The limitation under
Section 162(m) had no impact on the Company in 1995, and is expected to have minimal impact in 1996.

                                Respectfully submitted,

                                Human Resources Committee
                                     John C. Marous, Jr., Chairman
                                     Thomas H. Kean
                                     John F. Maypole
                                     Shirley Young

COMPENSATION TABLES

     The following tables contain compensation data for the Chief Executive Officer and the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------


 Dollars in Thousands


                                            Annual                                Long Term
                                         Compensation                           Compensation

                             ----------------------------                    -------------------
            (a)                                                   (e)           (f)        (g)          (h)
          Name and           (b)       (c)         (d)        Other Annual   Options/     LTIP       All Other
     Principal Position      Year     Salary      Bonus       Compensation   SARs (#)    Payouts   Compensation(1)
---------------------------
 Raymond W. Smith            1995     $842.4     $1,000.0        $ 71.9(2)    158,030    $262.9       $   7.5
 Chairman and Chief          1994     $831.2     $  778.7                     948,180    $400.9       $   6.0
 Executive Officer           1993     $808.9     $  880.7                      32,240    $761.4       $  11.8

 James G. Cullen             1995     $446.7     $  499.8                      74,783    $ 58.4       $   7.5
 Vice Chairman               1994     $398.9     $  369.3                     356,400    $ 89.0       $   7.2
                             1993     $353.1     $  338.4                      15,680    $169.1       $   5.7

 Lawrence T. Babbio, Jr.     1995     $434.5     $  499.8                      74,415    $ 53.0       $   7.5
 Vice Chairman               1994     $310.0     $  284.0                     291,420    $ 80.9       $ 109.0
                             1993     $253.6     $  260.3                      10,040    $153.6       $  30.0

 William O. Albertini        1995     $329.8     $  294.8                      45,274    $ 45.6       $   7.5
 Executive Vice President    1994     $293.4     $  255.8                     216,120    $ 69.6       $   7.5
 and Chief Financial
   Officer                   1993     $253.0     $  259.9                      10,040    $132.2       $  11.0

 Stuart C. Johnson           1995     $311.1     $  274.8                      36,020    $ 23.7       $   6.8
 Group President - Large     1994     $299.1     $  255.8                     216,120    $ 36.2       $   7.5
 Business and Information    1993     $269.4     $  219.1                      10,040    $ 68.7       $  48.7
 Services, Bell Atlantic
 Network Services, Inc.
---------------------------

1 Company matching contributions to the Savings Plan for Salaried Employees for the year 1995 were $7,500 each for Messrs. Smith, Cullen, Babbio and Albertini, and $6,846 for Mr. Johnson.

2 Includes primarily the incremental cost of personal use of corporate aircraft in 1995.
--------------------------------------------------------------------------------

                             1995 OPTION/SAR GRANTS
--------------------------------------------------------------------------------

                                                            Individual Grants
                                    -----------------------------------------------------------------
                                    Number of Securities      % of Total      Exercise
                                         Underlying          Options/SARs      or Base                    Grant Date
                                        Options/SARs          Granted to        Price      Expiration       Value(3)
                Name                    Granted (#)           Employees       ($/Share)       Date          ($000)
-------------------------------------------------------------------------------------------------------    ------------
 Raymond W. Smith                          158,030(1)            4.16%        $ 50.0625      1/2005        $1,472.8
                                         =============          =======                                   ==========
 James G. Cullen                            73,380(1)            1.93%        $ 50.0625      1/2005        $  683.9
                                             1,403(2)            0.04%        $ 57.1250      1/1997        $   13.1
                                         -------------          -------                                   ----------
                                            74,783               1.97%                                     $  697.0
                                         =============          =======                                   ==========
 Lawrence T. Babbio, Jr.                    73,380(1)            1.93%        $ 50.0625      1/2005        $  683.9
                                               335(2)            0.01%        $ 58.5000      1/1997        $    3.1
                                               700(2)            0.02%        $ 66.1875      1/2002        $    6.5
                                         -------------          -------                                   ----------
                                            74,415               1.96%                                     $  693.5
                                         =============          =======                                   ==========
 William O. Albertini                       36,020(1)            0.95%        $ 50.0625      1/2005        $  335.7
                                             1,640(2)            0.04%        $ 60.9375      1/2002        $   15.3
                                             1,474(2)            0.04%        $ 67.8125      1/2001        $   13.7
                                             3,122(2)            0.08%        $ 58.2500      1/2000        $   29.1
                                             3,018(2)            0.08%        $ 58.2500      1/2002        $   28.1
                                         -------------          -------                                   ----------
                                            45,274               1.19%                                     $  421.9
                                         =============          =======                                   ==========
 Stuart C. Johnson                          36,020(1)            0.95%        $ 50.0625      1/2005        $  335.7
                                         =============          =======                                   ==========

--------------------------------------------------------------------------------

1 Exercisable on first anniversary of grant date; eligible for reload options.

2 Granted in connection with a stock-for-stock exercise; exercisable six months from the date of grant; eligible for reload options.

3 Black-Scholes calculation making the following assumptions: 5-year historic dividend yield; 5-year historic volatility; 10-year zero coupon bond rate as risk-free rate of return; and all options exercised at end of term.
--------------------------------------------------------------------------------

                      1995 AGGREGATED OPTION/SAR EXERCISES
                         AND YEAR-END OPTION/SAR VALUES

------------------------------------------------------------------------------------------------------------------------
                                                            Number of Unexercised             Value of Unexercised
                                   Shares      Value       Options/SARs at Year-End          In-the-Money Options/
                                Acquired on   Realized          (# of Shares)               SARs at Year-End ($000)
                                Exercise(#)    ($000)    ----------------------------------------------------------
 Name                                                    Exercisable    Unexercisable    Exercisable    Unexercisable(1)
------------------------------------------------------------------------------------------------------------------------
 Raymond W. Smith                    0         $    0      507,038         750,642        $ 6,712.5        $9,997.9
 James G. Cullen                   3,731       $229.2      193,213         296,130        $ 2,613.9        $3,990.4
 Lawrence T. Babbio, Jr.           1,447       $ 91.1      149,817         256,553        $ 2,067.5        $3,488.4
 William O. Albertini              1,852       $136.6      108,112         174,209        $ 1,316.1        $2,288.3
 Stuart C. Johnson                   0         $    0       96,945         171,095        $ 1,239.6        $2,278.8
------------------------------------------------------------------------------------------------------------------------

1 Certain options granted in 1994 are not exercisable until nine years from grant date unless certain stock price hurdles are achieved.
--------------------------------------------------------------------------------

BELL ATLANTIC PENSION PLANS

     The Company and several of its subsidiaries maintain a noncontributory, nonqualified pension plan known as the Bell Atlantic Senior Management Retirement Income Plan (the "Senior Management Retirement Plan") under which retirement benefits are payable to senior managers.
     The following table sets out the estimated annual target pension payable as a single life annuity under the Senior Management Retirement Plan for a senior manager age 60 or older, for various levels of final average pay and years of service:

-----------------  -------------------------------------------------------------------------------
  FINAL AVERAGE                              CREDITED YEARS OF SERVICE
       PAY              15              20               25              30          35 OR MORE
-----------------  -------------------------------------------------------------------------------
   $  250,000       $ 75,000        $100,000       $  118,750       $  137,500       $  150,000
      500,000        150,000         200,000          237,500          275,000          300,000
      750,000        225,000         300,000          356,250          412,500          450,000
    1,000,000        300,000         400,000          475,000          550,000          600,000
    1,250,000        375,000         500,000          593,750          687,500          750,000
    1,500,000        450,000         600,000          712,500          825,000          900,000
    1,750,000        525,000         700,000          831,250          962,500        1,050,000
    2,000,000        600,000         800,000          950,000        1,100,000        1,200,000
    2,250,000        675,000         900,000        1,068,750        1,237,500        1,350,000
-----------------  -------------------------------------------------------------------------------

     Under the Senior Management Retirement Plan, a senior manager accrues a target pension in an amount equal to a percentage of "final average pay." This percentage factor increases with service, up to a maximum of 60 percentage points for a senior manager with 35 or more years of service. For purposes of calculating the target pension, "final average pay" means the average of a senior manager's base salary plus the Short Term Incentive Plan award for the highest five years of the final ten years of employment prior to retirement. The Senior Management Retirement Plan applies an early retirement discount of five percent for each year by which the date of retirement precedes age 60, although the Human Resources Committee may waive any or all of the discount on a case-by-case basis. The pension benefit payable under the Senior Management Retirement Plan is not subject to reduction for Social Security benefits, but is reduced dollar-for-dollar by the amount of the benefit paid from the trust of the Bell Atlantic Cash Balance Plan, which is a qualified defined benefit pension plan known prior to December 31, 1995 as the Bell Atlantic Management Pension Plan (the "Qualified Pension Plan").
     The years of credited service under the Senior Management Retirement Plan, as of December 31, 1995, were: Mr. Smith, 36 years; Mr. Cullen, 31 years; Mr. Babbio, 29 years; Mr. Albertini, 28 years; and Mr. Johnson, 3 years.
     The Qualified Pension Plan is a noncontributory, qualified pension plan for salaried employees, including executive officers of the Company who are eligible to receive retirement benefits under the Senior Management Retirement Plan. Under the Qualified Pension Plan, retirement is mandatory at age 65 for certain executives, and retirement before age 65 can be elected if certain conditions are met. Annual pensions under the Qualified Pension Plan, as amended December 31, 1995, are computed using a cash balance methodology, which provides for pay credits equal to 4% to 7% (depending on age and service) of the first $150,000 worth of salary per annum, and monthly interest credits on the account balance (based on prevailing market yields on certain U.S. Treasury obligations). Pension amounts under the Qualified Pension Plan are not subject to reduction for Social Security benefits or other offset amounts. The Internal Revenue Code places certain limitations on pensions which may be paid from the trusts of federal income tax qualified plans, including the Qualified Pension Plan. Pension amounts for executive officers which exceed such limitations will be paid from Company assets under the Senior Management Retirement Plan.
     Assuming that the current officers listed in the Summary Table continue in their present positions at their current salaries until retirement at age 65, their estimated annual pensions under the Qualified Pension Plan attributable to such salaries would be: Mr. Smith, $173,549; Mr. Cullen, $164,879; Mr. Babbio, $165,694; Mr. Albertini, $148,391; and Mr. Johnson, $22,686. These annual pension amounts are included within the target pension benefit under the Senior Management Retirement Plan (as described above) and are not in addition to that target pension.

OWNERSHIP OF BELL ATLANTIC COMMON STOCK

     On January 31, 1996, the Outside Directors and executive officers of the Company beneficially owned, in the aggregate, 2,191,648 shares of Bell Atlantic common stock (or less than one percent of the shares outstanding), including 1,880,754 shares under options currently exercisable by executive officers and Outside Directors. In addition, certain executive officers have deferred receipt of 80,355 shares under the Bell Atlantic Deferred Compensation Plan, and certain Outside Directors have deferred receipt of 62,890 shares under the Outside Directors' Deferral Plan. Shares deferred under those plans may not be voted or transferred. The following table sets forth information regarding ownership of the Company's common stock by the named executive officers and Outside Directors as of January 31, 1996. Except as otherwise noted, each individual or his or her family member(s) have sole or shared voting and/or investment power with respect to such securities.

--------------------------------------------------------------------------------

                                   SHARES              SHARES HELD UNDER
NAME                         BENEFICIALLY OWNED(1)     DEFERRAL PLANS(2)    TOTAL
------------------------------------------------------------------------------------
NAMED EXECUTIVE OFFICERS:
Raymond W. Smith                   763,521                  38,269           801,790
James G. Cullen                    269,748                   9,837           279,585
Lawrence T. Babbio, Jr.            238,598                   5,444           244,042
William O. Albertini               172,119                   4,197           176,316
Stuart C. Johnson                  134,290                   8,539           142,829
OUTSIDE DIRECTORS:
William W. Adams                     1,218                   6,840             8,058
Thomas E. Bolger                    81,133(3)                3,178            84,311
Frank C. Carlucci                    2,134                   6,601             8,735
William G. Copeland                  3,394                      --             3,394
James H. Gilliam, Jr.                1,462                   5,570             7,032
Thomas H. Kean                       2,394                   1,186             3,580
John C. Marous, Jr.                 18,315                     120            18,435
John F. Maypole                      3,394                   8,601            11,995
Joseph Neubauer                      1,222                   5,612             6,834
Thomas H. O'Brien                    1,594                   8,778            10,372
Eckhard Pfeiffer                        --                     120               120
Rozanne L. Ridgway                   1,590                   4,215             5,805
Shirley Young                        1,531                  12,069            13,600

--------------------------------------------------------------------------------

1 Includes shares subject to options exercisable presently or within 60 days as follows: 665,068 for Mr. Smith, 253,946 for Mr. Cullen, 223,532 for Mr. Babbio, 145,772 for Mr. Albertini, 132,965 for Mr. Johnson, and 1,000 for each Outside Director, except Mr. Pfeiffer, who was first elected to the Board on January 23, 1996.

2 These shares may not be voted or transferred.

3 Includes 14,806 shares held by Mr. Bolger's spouse as to which Mr. Bolger disclaims beneficial ownership.
--------------------------------------------------------------------------------

STOCK PERFORMANCE

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG BELL ATLANTIC, OTHER RHCS, AND S&P 500

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)        BELL ATLANTIC   OTHER RHCS      S&P 500
1990*                             $      100.0    $      100.0    $      100.0
1991                                      94.7           107.7           130.3
1992                                     106.3           120.4           140.2
1993                                     128.8           138.5           154.3
1994                                     113.7           135.7           156.4
1995                                     160.5           212.2           215.0

                  * Assumes $100 invested on December 31, 1990

     The Company's peer group is comprised of Ameritech Corporation, BellSouth Corporation, NYNEX Corporation, SBC Communications Inc., and U S West, Inc., regional holding companies ("RHCs") which, like the Company, commenced operations on January 1, 1984, following a court-approved divestiture of certain assets of the Bell System. The seventh RHC, Pacific Telesis Group ("PacTel"), has been excluded from the peer group since the spin-off of its cellular operations in May 1994. The Company believes that the spin-off substantially changed the nature of PacTel's business and future prospects. The Human Resources Committee reached the same conclusion in modifying the peer group used by it for purposes of compensating executives under the Performance Share Plan. Data for U S West Communications common stock and U S West Media Group common stock were combined for purposes of the total return calculation.

     The following supplemental table presents a comparison of the Company's stock performance with that of the S&P 500 since the Company commenced operations. None of the elements of executive compensation reported above was determined on the basis of this comparison.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                          OF BELL ATLANTIC AND S&P 500
                   FROM DIVESTITURE THROUGH FEBRUARY 15, 1996

BELL ATLANTIC                              743%
S&P 500                                    491%

EMPLOYMENT AGREEMENTS

     In May 1995, the Company entered into employment agreements with Mr. Babbio and Mr. Cullen in order to provide for an efficient transition upon any change in the Chief Executive Officer of the Company. Each of the agreements provides that if and when one of the Vice Chairmen is elected Chief Executive Officer, the agreement will terminate as to him. Until the earlier of July 1, 1998 or the date that any new Chief Executive Officer is elected, each of the Vice Chairmen will remain at the same salary grade. Under the terms of each Vice Chairman's agreement, if a person other than that Vice Chairman is elected Chief Executive Officer to succeed Mr. Smith, the agreement grants the Vice Chairman certain rights for a "committed employment period" ending on the earlier of July 1, 1998 or the second anniversary of the new Chief Executive Officer's election. If the executive remains with the Company for the remainder of the committed employment period and complies with certain non-compete and non-disclosure covenants, he will be entitled to a two-year waiver of the early retirement discount on his pension under the Senior Management Retirement Income Plan, and a severance payment upon his retirement equal to two times the sum of (a) his base salary and (b) an amount equal to the greater of (i) his most recent award under the Short Term Incentive Plan, or (ii) that most recent award without taking into account any individual performance modification to the award, or (iii) 150% of the target Short Term Incentive Plan award for the executive's salary grade as of the date of his retirement. In the event of the executive's involuntary termination without cause prior to the completion of the two-year committed employment period, the executive would be entitled to receive the compensation and benefits which he would have been entitled to receive had he remained employed during the committed employment period, as well as the benefits described in the preceding sentence calculated as though the executive had remained in active service until the end of the committed employment period. The agreements also provide that the Company will nominate the executive as a candidate for Director for election at each annual meeting during the period in which the applicable agreement is in effect.
     In 1993, the Company entered into an agreement with Mr. Johnson which prohibits him from disclosing proprietary information of the Company at any time, and furthermore prohibits him from engaging in certain competitive activities during the period of employment with the Company and for a period of two years following termination of employment. In the event of involuntary termination of employment without cause, the executive would be entitled to a separation benefit equal to two times the sum of his base salary and an amount equal to the greater of (i) his most recent award under the Short Term Incentive Plan or (ii) the most recent award but without taking account of any individual performance modification to the award. In the event of Mr. Johnson's voluntary termination of employment under certain circumstances, the Company may elect to
(i) provide for the same separation arrangement as described above for involuntary termination of employment or (ii) waive the prohibitions contained in the agreement on the executive's ability to engage in certain competitive activities, in which case the executive would not be entitled to any separation benefit under the agreement.

SUBMISSION OF SHAREOWNER PROPOSALS AND DIRECTOR
NOMINATIONS FOR 1997 ANNUAL MEETING -------------------------------------------

     Shareowners who wish to submit a proposal for inclusion in the Board of Directors' 1997 proxy statement are advised that such proposals must be received by the Secretary no later than November 8, 1996. SEC rules set forth standards as to what shareowner proposals are required to be included in a proxy statement. In addition, the Company's by-laws provide that any shareowner wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the 1997 Annual Meeting must give the Company at least 60 days advance notice, and that notice must meet certain other requirements set forth in the by-laws. Shareowners may request a copy of the by-laws from the Vice President - Corporate Secretary and Counsel, Bell Atlantic Corporation, 1717 Arch Street, 32nd Floor, Philadelphia, PA 19103.

PROXY SOLICITATION -------------------------------------------------------------

     The Company will pay the entire cost of solicitation of proxies. Georgeson & Co. Inc., New York, NY, has been retained by the Company to solicit proxies by personal interview, mail, telephone and telegraph, and will request brokers, banks and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of stock held of record by such persons. The Company will pay Georgeson & Co. Inc. a fee of $15,000, and will reimburse expenses incurred in connection with its services. Proxies also may be solicited by the Company's Directors, officers and employees, and by The Bank of New York, the Company's transfer agent.

By Order of the Board of Directors

P. Alan Bulliner
Vice President - Corporate Secretary and Counsel

February 28, 1996

                           BELL ATLANTIC CORPORATION


                           PRINTED ON RECYCLED PAPER.

     This document is printed on recycled paper which contains at least 10%
                              post-consumer waste.

                      BELL ATLANTIC STOCK COMPENSATION PLAN
                              FOR OUTSIDE DIRECTORS

                        (Restated as of February 1, 1996)

         1. NAME OF PLAN. The plan shall be known as the Bell Atlantic Stock Compensation Plan for Outside Directors (and is referred to herein as the "Plan").

         2. OBJECTIVES OF THE PLAN. The objectives of the Plan are to encourage ownership of shares of the Common Stock (the "Stock") of Bell Atlantic Corporation (the "Corporation"), and to further align the interests of non-employee members of the boards of directors of Participating Companies with the interests of shareowners of the Corporation.

         3. EFFECTIVE DATE. The effective date of the Plan is July 1, 1991. The Plan was submitted to, and was approved by, shareowners at the annual meeting of the Corporation in April 1991.

         4. PARTICIPATING COMPANIES. The "Participating Companies" in the Plan shall be the Corporation and the domestic operating telephone company subsidiaries of the Corporation (the "OTCs").

         5. ELIGIBLE PARTICIPANTS. Each member of the board of directors of a Participating Company who is, as of the date of any award or grant hereunder, in active service as a director, but who is not then an employee of the Corporation or any subsidiary of the Corporation (each, an "Outside Director"), shall be eligible to receive an award or grant under the Plan. For purposes of certain provisions of Section 6 ("Stock Options"), a "Post-1/1/96 Outside Director" shall mean (a) each Outside Director who is first elected to the Board of Directors of the Corporation on or after January 1, 1996, and (b) each existing Outside Director as of December 31, 1995 who elected in January 1996 to forfeit his or her accrued pension benefit under the Bell Atlantic Retirement Plan for Outside Directors (the "Pension Plan") in exchange for the right to participate in stock option grants for Post-1/1/96 Outside Directors under Sections 6(a) and 6(e) of this Plan.

         6. STOCK OPTIONS

         (a) ANNUAL GRANT OF OPTIONS. Commencing in January 1995, and annually thereafter, each individual who, at the close of the regular January meeting of the Board of Directors of the Corporation (the "Board"), is then serving as an Outside Director of the Corporation, except Post-1/1/96 Outside Directors, shall receive a grant of nonqualified stock options ("Options") to purchase 1,000 shares of Stock at an exercise price per Option equal to the fair market value of the Stock on the date of grant, and, effective January 1996, the number of such Options granted annually to each Post-1/1/96 Outside Director shall be 2,500. "Fair market value", for purposes of the previous sentence, shall have the same meaning as stated in the Bell Atlantic 1985 Incentive Stock Option Plan, as that plan may be amended from time to time (the "ISO Plan"). Options granted under this Plan shall be granted on the same date, and with the same exercise price, as the principal annual grant of options by the Human Resources Committee ("HRC") of the Board under the ISO Plan. Options shall be granted under this Plan automatically, and no action by the Board shall be required. The Board shall retain the authority

________________________________________________________________________________
Stock Compensation Plan for Outside Directors                        Page 1 of 5
in its sole discretion to revise, from time to time, the number of Options to be automatically granted annually under this Plan, provided, however, that no such action shall be taken without first obtaining the advice of counsel.

         (b) INITIAL GRANT UPON ELECTION TO THE BOARD. Effective as of the first day on which Stock is publicly traded in the calendar month first following the month in which an individual's initial election to the Board, as an Outside Director, becomes effective, the Outside Director shall receive a grant of Options to purchase 1,000 shares of Stock, with an exercise price equal to the fair market value of the Stock on said first trading day of said month.

         (c) TERMS OF OPTIONS. Options shall be subject to the following terms and conditions:

                  (i) Options shall expire not later than the tenth anniversary of the date of grant;

                  (ii) Options shall be subject to a waiting period of one year, and shall first become exercisable on the first anniversary of the date of grant;

                  (iii) In the event of the retirement of an Outside Director from the Board upon having attained mandatory retirement age, or on account of disability, any outstanding Options which are not yet exercisable shall become exercisable on the day following the Outside Director's retirement, and all outstanding Options shall expire on the earlier of the fifth anniversary of the date of retirement or the tenth anniversary of the date of grant;

                  (iv) In the event of a resignation or a termination of the service of an Outside Director from the Board for any reason other than disability or retirement upon having attained mandatory retirement age, any outstanding Options shall expire at the close of business on the effective date of said resignation; provided, however, that the Board may, in its discretion, take action to cause the Options of such an Outside Director to become exercisable, and/or to remain exercisable, for a period of time subsequent to said resignation or termination, but in no event may the Options remain exercisable after the later of the fifth anniversary of the last date of service as an Outside Director or the tenth anniversary of the date of grant;

                  (v) In the event of the death of an Outside Director at a time when Options are outstanding, any such Options shall be exercisable until the earlier of the first anniversary of the date of death or the tenth anniversary of the date of grant; and

                  (vi) The exercise price for Options shall be payable solely in cash.

         (d) OPTION AGREEMENTS. With respect to each grant of Options, the Plan Administrator, with the advice and assistance of counsel, shall have the authority, responsibility and discretion to prepare a form of agreement (the "Option Agreement") which shall state the terms and conditions stated in section 6(c) hereof, and such additional terms and conditions as the Plan Administrator determines are appropriate. In each case, the grant of Options to an Outside Director shall be conditioned on the Outside Director signing the corresponding Option Agreement within a period determined by the Plan Administrator. In the event that an Optionee does not deliver to the Plan Administrator a signed Option Agreement within an applicable period,

________________________________________________________________________________
Stock Compensation Plan for Outside Directors                        Page 2 of 5
or signs an Option Agreement which has been modified in a manner unacceptable to the Plan Administrator, the Optionee shall forfeit the Options stated on said Option Agreement.

         (e) SPECIAL GRANT. Each incumbent Outside Director as of December 31, 1995, who elected on or before January 22, 1996 to forfeit his or her accrued benefit under the Pension Plan in exchange for eligibility to receive Option grants as a Post-1/1/96 Outside Director, shall receive, on January 22, 1996, in addition to the grant described in Section 6(a), a one-time grant of Options in an amount equal to the product of (i) 1,500, times (ii) the Outside Director's years of service, as of that date of grant, as determined under the terms of the Pension Plan.

         (f) ADJUSTMENTS IN STOCK. Notwithstanding any other provision of this Plan, in a transaction to which section 424(a) of the Internal Revenue Code applies, the Board of Directors shall determine whether, and to what extent, it is appropriate to make adjustments in the class or issuer of stock subject to outstanding Options under the Plan, and/or in the number and corresponding exercise prices of outstanding Options, in order to preserve the aggregate value of the spreads between the exercise prices of the outstanding Options and the value of the applicable Stock or stocks. Such modifications shall be consistent with the terms of any such reorganization, recapitalization, stock split, stock dividend, combination of shares, or any other change affecting the Stock.


         7. STOCK AWARDS.

         (a) ANNUAL AWARDS. On the first business day of July of each year, each Participating Company except the Corporation shall cause to be transferred to each of its Outside Directors who is on that day in active service as an elected Outside Director of the Participating Company, an award of Stock (and cash in lieu of any fractional share) for services to be rendered as an Outside Director for the twelve-month period on and after that date (or for any portion of said twelve-month period during which the Outside Director remains on the respective board).

         (b) VALUE OF AWARDS. For Outside Directors of Participating Companies other than the Corporation, the annual Stock award shall be a number of whole shares (and cash in lieu of any fractional share) the value of which shall equal $1,000. For purposes of computing the number of shares to be awarded, the value of a share of Stock at the time of an award shall be deemed to be equal to the average of the closing prices of the Stock for each of the last five trading days of the month of June immediately preceding the date of the award.

         (c) ELECTION TO TRANSFER SHARES TO DRSPP. Each Outside Director who is eligible for an award of Stock under this section 7 shall, prior to the date of the award for a given year, have the right to elect whether to receive the award in the form of a share certificate, which shall be solely in the name of the Outside Director, or to have the Corporation deposit the share award directly into an account, which shall be solely in the name of the Outside Director, under the Corporation's Dividend Reinvestment and Stock Purchase Plan ("DRSPP"). For an Outside Director who elects to deposit the award in a DRSPP account, the terms of DRSPP shall thereafter apply and the shares awarded under this Plan shall be treated no differently than any other shares held under DRSPP.

________________________________________________________________________________
Stock Compensation Plan for Outside Directors                        Page 3 of 5

         (d) NO ACCRUED INTEREST IN SUBSEQUENT AWARDS. Until the applicable award date under the Plan, an eligible Outside Director shall have no accrued right to receive all or any portion of any subsequent award, except to the extent provided in any plan amendment adopted by the Plan Administrator pursuant to Section 12(c)(iii). An eligible Outside Director shall have no right to assign or alienate any interest in any award which has not yet been presented under this Plan.

         8. SOURCE OF STOCK. Shares of Stock awarded under the Plan, and Stock transferred to an Outside Director upon exercise of Options, may be treasury shares, or authorized but unissued shares, or outstanding shares of Stock acquired by the Corporation in the open market or elsewhere.

         9. TAXES. Any and all tax consequences for an Outside Director which are associated with an award of shares or an exercise of Options under this Plan shall be the sole responsibility of the participating Outside Director.

         10. AUTHORIZED NUMBER OF SHARES. The aggregate number of shares of Stock which may be awarded under this Plan, or transferred upon exercise of Options, shall be 100,000. Said limit shall be adjusted, in the manner determined appropriate by the Plan Administrator with the advice of counsel, in the event of any stock split, stock dividend, recapitalization, or other change affecting the Stock.

         11. NO EFFECT ON RETIREMENT PLAN OR DEFERRED FEE PLAN. The awards of Stock, and transfers of Stock upon exercise of Options, under this Plan shall not be treated as a portion of the Outside Directors' retainer, or as benefit bearing compensation of any kind, for purposes of determining the amount of any benefit under the Bell Atlantic Retirement Plan for Outside Directors. Neither the Options nor the Stock received under this Plan shall be eligible for deferral under the Bell Atlantic Deferred Fee Plan for Outside Directors.

         12. ADMINISTRATION; AMENDMENT AND TERMINATION.

         (a) AUTHORITY OF THE BOARD. The Board of the Corporation shall have the authority to amend and to terminate the Plan at any time in its discretion; provided, however, that any amendment adopted by the Board may be submitted for approval by the shareowners of the Corporation if, in the opinion of counsel, such approval is required to exempt the awards of Stock, and the grant or exercise of Options, under this Plan from the short-swing trading provisions of
Section 16 of the Securities Exchange Act of 1934, or to preserve the status of Outside Directors as "disinterested administrators" (within the meaning of regulations issued pursuant to said Section 16) for purposes of the Corporation's compensation plans for officers and key employees. The Committee on Directors of the Board may recommend amendments to the Plan for the approval of the full Board.

         (b) AUTHORITY OF BOARD OF DIRECTORS OF OPERATING TELEPHONE COMPANIES. The board of directors of an OTC shall have the authority to adopt the Plan on behalf of the OTC, and to withdraw from participation in the Plan at any time in its sole discretion.

         (c) AUTHORITY OF PLAN ADMINISTRATOR. The Vice President - Human Resources of the Corporation, or any person to whom that officer delegates administrative responsibility for

________________________________________________________________________________
Stock Compensation Plan for Outside Directors                        Page 4 of 5
the Plan, shall be the "Plan Administrator" (as that term is used herein), with the authority (i) to administer and interpret the Plan, (ii) to prepare and distribute Option Agreements and administer the exercise of Options, (iii) to adopt minor and administrative modifications of the Plan and amendments which the Plan Administrator believes, with the advice of counsel, to be necessary or appropriate to comply with changes in applicable law or to ensure that transactions under the Plan remain exempt from Section 16(b) of the Securities Exchange Act of 1934 to the maximum extent practicable, (iv) to adopt Plan provisions for the awarding of prorated amounts of Stock in appropriate circumstances, and (v) with advice of counsel, to submit the Plan, or amendments to the Plan, to the shareowners of the Corporation for approval.

         (d) AUTHORITY OF CORPORATE SECRETARIES OF OTCS. The corporate secretary of each OTC shall have the status of deputy administrator of the Plan, with authority to assist the Plan Administrator with communications and correspondence with Outside Directors of the respective OTC.

________________________________________________________________________________
Stock Compensation Plan for Outside Directors                        Page 5 of 5

                                                 Directors recommend a vote "FOR":
------------------------------------------------------------------------------------------------------------------------------------
A.  Election of                                                              To vote your shares for all Director nominees,
    All Directors              For         Withhold          Exception*      mark the "For" box in item A. To withhold voting for
                               /X/           /X/                 /X/         all nominees, mark the "Withhold" box. If you do not
                                                                             wish your shares voted "For" a particular nominee,
                                                                             mark the "Exception" box and enter the name(s) of the
* Exception(s)__________________________________________________________     exception(s) in the space provided.

                               For          Against           Abstain
B.  Ratification of                                                                         Check here to:
    Independent
    Accountants                /X/           /X/                /X/           1.  Indicate notations
                                                                                  on reverse side        /X/
C.  Amendments to
    Outside Directors'
    Stock
    Compensation Plan          /X/           /X/                /X/           2.   Eliminate duplicate
                                                                                   Annual Reports        /X/

------------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------
               Directors recommend a vote "AGAINST"
               the shareholder proposals regarding:
-----------------------------------------------------------------------
                               For          Against             Abstain
D.  Additional
    Compensation
    Information                /X/            /X/                /X/

E.  Directors'
    Annual
    Meeting
    Attendance                 /X/            /X/                /X/

F.  Executive
    Incentive
    Compensation               /X/            /X/                /X/

G.  Directors'
    Other
    Board
    Affiliations               /X/            /X/                /X/
------------------------------------------------------------------------
Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

DATE ____________________________________________________________ , 1996

SIGNATURE ______________________________________________________________

SIGNATURE ______________________________________________________________

Votes must be indicated (x) in Black or Blue ink as in this example. /X/

------------------------------------------------------------------------


--------------------------------------------------------------------------------
PROXY/VOTING INSTRUCTION CARD                               [BELL ATLANTIC LOGO]
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        This Proxy is Solicited by the Board of Directors for the Annual
Meeting of Shareowners Friday, April 26, 1996, 3 p.m. Local Time, The Playhouse Theatre, 10th & Market Streets, Wilmington, Delaware.

The undersigned hereby appoints L.T. Babbio, Jr., J.G. Cullen and R.W. Smith, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Bell Atlantic Corporation, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES FOR DIRECTOR (W.W. ADAMS, W.O. ALBERTINI, L.T. BABBIO, JR., T.E. BOLGER, F.C. CARLUCCI, J.G. CULLEN, J.H. GILLIAM, JR., T.H. KEAN, J.F. MAYPOLE, J. NEUBAUER, T.H. O'BRIEN,
E. PFEIFFER, R.L. RIDGWAY, R.W. SMITH AND S. YOUNG), IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This card also constitutes your voting instructions for shares held of record by Bell Atlantic Corporation for your account in the Dividend Reinvestment and Stock Purchase Plan (DRSPP) and, if shares are held in the same name, shares held in the 1976 Bell Atlantic Employee Stock Ownership Plan, Savings Plan for Salaried Employees, or Savings and Security Plan (Non-Salaried Employees).

If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted, nor your instructions followed, except that shares in the Saving Plans will be voted as described on page 1 of the Proxy Statement.

Please sign on the reverse side and return this      BELL ATLANTIC CORPORATION
proxy in the enclosed envelope, making sure that     P.O. BOX 1019
the address at right shows through the window.       NEWARK, N.J. 07101-9757

NOTATIONS: _____________________________________________________________________
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